EXHIBIT 99.1

Republic Bancorp to Acquire Florida Bank

June 12, 2006

Contact: Steve Trager
President & CEO

Louisville, KY — Republic Bancorp, Inc. (Republic or the Company) (NASDAQ: RBCAA), the holding company for Republic Bank & Trust Company and Republic Bank & Trust Company of Indiana, today announced a definitive agreement to acquire GulfStream Community Bank (“GulfStream”) of Port Richey, Florida for $18.1 million in cash. GulfStream, which began operations in 2000, currently has total assets of $66 million with total loans of $46 million and total deposits of $57 million.

Steve Trager, President and CEO of Republic, commented: “Republic has long had a desire to enter the Florida market by acquiring an institution that embodies our values as a community-based financial institution with strong credit quality. We believe GulfStream, which is located just north of Tampa, is a perfect fit for our culture and our future business plans in Florida. Republic intends to further expand on GulfStream’s success in Pasco County and the Tampa market as opportunities arise. While the deal is not expected to impact earnings per share in the first year of operations, we are very excited about the long term benefit to our shareholders that we believe this acquisition affords us in one of the fastest growing states in the country.”

Phil Chesnut, President & CEO of GulfStream, said, “Our board of directors believes that GulfStream can better fulfill the long-term banking needs of its clients by combining with a larger institution with more capital and resources. The board is impressed with Republic’s corporate culture and commitment to personal client service. Our associates are excited about the breadth of products and services that they will now be able to offer as part of the Republic family.”

The acquisition, which is expected to be completed in the fourth quarter of 2006, is subject to both GulfStream shareholder and regulatory approval.

Republic Bancorp, Inc. (Republic), has 35 banking centers, and is the parent company of: Republic Bank & Trust Company with 33 banking centers in nine Kentucky communities — Bowling Green, Elizabethtown, Fort Wright, Frankfort, Georgetown, Lexington, Louisville, Owensboro, and Shelbyville and Republic Bank & Trust Company of Indiana with two banking centers in Jeffersonville and New Albany, Indiana. Republic Bank & Trust Company operates two Republic Finance offices in Louisville, as well as Tax Refund Solutions, a nationwide tax refund loan and check provider. Republic Bank offers internet banking at www.republicbank.com. Republic has $2.7 billion in assets and $1 billion in trust assets under custody and management. Republic is headquartered in Louisville, Kentucky, and Republic Class A Common Stock is listed under the symbol ‘RBCAA’ on the NASDAQ National Market System.

Statements in this press release relating to Republic’s plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Republic’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in Republic’s 2005 Form 10-K and subsequent 10-Qs filed with the Securities and Exchange Commission.